Exhibit 99.1

For Immediate Release	Contact: Patty McMenamin Vice President, Corporate Communications Landstar System, Inc.
December 15, 2014	904-398-9400

Landstar Promotes Stout to Chief Financial Officer

Jacksonville, Florida—Landstar System, Inc. (NASDAQ:LSTR), a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services, announced today that Kevin Stout has been named Vice President and Chief Financial Officer of the Company, effective December 29, 2014.

Stout, who joined Landstar in 1997 as Director of Financial Reporting, is responsible for safeguarding the Company’s assets, and managing the entire financial and administrative operation for the nearly $3 billion transportation services provider.

“Kevin and I have been working together for more than 17 years,” said Landstar President and CFO Jim Gattoni. “As I take on the role of CEO, Kevin’s promotion is a natural step in our succession planning process. In addition to his impeccable integrity and work ethic, he is a solutions-oriented, team player. His promotion is well-deserved.”

Stout was promoted to Director of Budget and Planning in 2003 and promoted again in 2004 to Vice President of Finance for the Landstar Carrier Group. In 2007, he was named Landstar Vice President and Corporate Controller, and, in 2014, Vice President of Finance and Corporate Controller. He lives in Jacksonville, Florida with his wife, Shannon, and their two children.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; substantial industry competition; disruptions or failures in the Company’s computer systems; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2013 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services to a broad range of customers utilizing a network of agents, third-party capacity owners and employees. All Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2013 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

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